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Exhibit 10.38

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF DECEMBER 21, 2000

AMONG

EDWARDS LIFESCIENCES FINANCING LLC, AS SELLER,

EDWARDS LIFESCIENCES LLC, AS INITIAL SERVICER,

BLUE RIDGE ASSET FUNDING CORPORATION

AND

WACHOVIA BANK, N.A., AS AGENT

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	(t) Enforceability of Contracts	9
	(u) Eligible Receivables	9
	(v) Purchase Limit and Maximum Receivable Interests	10
	(w) Accounting	10
	(x) Government Receivables	10
ARTICLE VI. CONDITIONS OF PURCHASES		10
Section 6.1	Conditions Precedent to Initial Incremental Purchase	10
Section 6.2	Conditions Precedent to All Purchases and Reinvestments	10
ARTICLE VII. COVENANTS		11
Section 7.1	Affirmative Covenants of the Seller Parties	11
	(a) Financial Reporting	11
	(b) Notices	12
	(c) Compliance with Laws and Preservation of Organizational Existence	12
	(d) Audits	12
	(e) Keeping and Marking of Records and Books.	13
	(f) Compliance with Contracts and Credit and Collection Policy	13
	(g) Performance and Enforcement of Receivables Sale Agreement	13
	(h) Ownership	13
	(i) Reliance	14
	(j) Collections	16
	(k) Taxes	16
	(l) Payment to Originator	16
Section 7.2	Negative Covenants of the Seller Parties	16
	(a) Name Change, Offices and Records	16
	(b) Change in Payment Instructions to Obligors	16
	(c) Modifications to Contracts and Credit and Collection Policy	17
	(d) Sales, Liens	17
	(e) Use of Proceeds	17
	(f) Termination Date Determination	17
	(g) Restricted Junior Payments	17
	(h) Seller Indebtedness	17
	(i) Prohibition on Additional Negative Pledges	17
ARTICLE VIII. ADMINISTRATION AND COLLECTION		18
Section 8.1	Designation of Servicer.	18
Section 8.2	Duties of Servicer.	18
Section 8.3	Collection Notices	19
Section 8.4	Responsibilities of Seller	19
Section 8.5	Monthly Reports	20
Section 8.6	Servicing Fee	20
ARTICLE IX. AMORTIZATION EVENTS		20
Section 9.1	Amortization Events	20
Section 9.2	Remedies	22
ARTICLE X. INDEMNIFICATION		22
Section 10.1	Indemnities by the Seller Parties	22
Section 10.2	Increased Cost and Reduced Return	24
Section 10.3	Other Costs and Expenses	25
ARTICLE XI. THE AGENT		25
Section 11.1	Authorization and Action	25
ARTICLE XII. ASSIGNMENTS AND PARTICIPATIONS		25
Section 12.1	Assignments and Participations by Blue Ridge	25

ii

EXHIBITS AND SCHEDULES

Exhibit I	Definitions
Exhibit II	Form of Purchase Notice
Exhibit III	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)
Exhibit IV	Names of Collection Banks; Collection Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Collection Account Agreement
Exhibit VII	Credit and Collection Policy
Exhibit VIII	Form of Monthly Report
Schedule A	Closing Documents

iii

RECEIVABLES PURCHASE AGREEMENT

        THIS RECEIVABLES PURCHASE AGREEMENT, dated as of December 21, 2000 is entered into by and among:

          (a)  Edwards Lifesciences Financing LLC a Delaware limited liability company ("Seller"),

          (b)  Edwards Lifesciences LLC, a Delaware limited liability company ("Edwards"), as initial Servicer (the Servicer together with Seller, the "Seller Parties" and each, a "Seller Party"),

          (c)  Blue Ridge Asset Funding Corporation, a Delaware corporation ("Blue Ridge"), and

          (d)  Wachovia Bank, N.A., as agent for Blue Ridge and its assigns under the Transaction Documents and under the Liquidity Agreement (together with its successors and assigns in such capacity, the "Agent").

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

        Seller desires to transfer and assign Receivable Interests from time to time.

        Blue Ridge shall purchase Receivable Interests from Seller from time to time either by issuing its Commercial Paper or by availing itself of a Liquidity Funding to the extent available.

        Wachovia Bank, N.A. has been requested and is willing to act as Agent on behalf of Blue Ridge and its assigns in accordance with the terms hereof.

ARTICLE I.

PURCHASE ARRANGEMENTS

        Section 1.1    Purchase Facility.

        (a)  Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), from time to time prior to the Facility Termination Date, Seller may request that Blue Ridge purchase from Seller undivided ownership interests in the Receivables and the associated Related Security and Collections, and Blue Ridge shall make such Purchase; provided that no Purchase shall be made by Blue Ridge if, after giving effect thereto, either (i) the Aggregate Invested Amount would exceed the Purchase Limit, or (ii) the aggregate of the Receivable Interests would exceed 100%. It is the intent of Blue Ridge to fund the Purchases by the issuance of Commercial Paper. If for any reason Blue Ridge is unable, or determines that it is undesirable, to issue Commercial Paper to fund or maintain its investment in the Receivable Interests, or is unable for any reason to repay such Commercial Paper upon the maturity thereof, Blue Ridge will avail itself of a Liquidity Funding to the extent available. If Blue Ridge funds or refinances its investment in a Receivable Interest through a Liquidity Fundings, in lieu of paying CP Costs on the Invested Amount pursuant to Article III hereof, Seller will pay Yield thereon at the Alternate Base Rate or the LIBO Rate, selected in accordance with Article IV hereof. Nothing herein shall be deemed to constitute a commitment of Blue Ridge to issue Commercial Paper.

        (b)  Seller may, upon at least 10 Business Days' notice to the Agent, terminate in whole or reduce in part, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $10,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof).

        Section 1.2    Incremental Purchases.    Seller shall provide the Agent with at least two (2) Business Days' prior written notice in a form set forth as Exhibit II hereto of each Incremental Purchase (each, a "Purchase Notice"). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and the Purchase Date (which, in the case of any Incremental Purchase after the initial Purchase hereunder, shall only be on a Settlement Date). Following receipt of a Purchase Notice, the Agent will determine whether Blue Ridge will fund the requested Incremental Purchase through the issuance of Commercial Paper or through a Liquidity Funding. If Blue Ridge determines to fund an Incremental Purchase through a Liquidity Funding, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase will be funded through a Liquidity Funding. On each Purchase Date, upon satisfaction of the applicable conditions precedent set forth in Article VI, Blue Ridge shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (New York time), an amount equal to the requested Purchase Price.

        Section 1.3    Decreases.    Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Invested Amount. Such Reduction Notice shall designate (i) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Invested Amount to be reduced which shall be applied ratably to all Receivable Interests in accordance with the respective Invested Amounts thereof (the "Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time.

        Section 1.4    Deemed Collections; Purchase Limit.

        (a)  If on any day:

          (i)    the Outstanding Balance of any Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or any other adjustment by the Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or

          (ii)  the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

          (iii)  the Outstanding Balance of any Receivable is reduced on account of the obligation of the Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

          (iv)  the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or

          (v)  any of the representations or warranties of Seller set forth in Section 5.1(g), (i), (j), (r), (s), (t) or (u) were not true when made with respect to any Receivable,

then, on such day, Seller shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, not later than one (1) Business Day thereafter shall pay to the Agent's Account the amount of any such Collection deemed to have been received.

        (b)  Seller shall ensure that the Aggregate Invested Amount at no time exceeds the Purchase Limit. If at any time the Aggregate Invested Amount exceeds the Purchase Limit, Seller shall pay to the Agent immediately an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment the Aggregate Invested Amount is less than or equal to the Purchase Limit.

        (c)  Seller shall also ensure that the Receivable Interests shall at no time exceed in the aggregate 100%. If the aggregate of the Receivable Interests exceeds 100%, Seller shall pay to the Agent on or before the next succeeding Settlement Date (or, if such excess is discovered on a Settlement Date, on such Settlement Date) an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Receivable Interests equals or is less than 100%.

        Section 1.5    Payment Requirements and Computations.    All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York time) on the day when due in immediately available funds, and if not received before 1:00 p.m. (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Agent for the account of Blue Ridge, they shall be paid to the Agent's Account, for the account of Blue Ridge until otherwise notified by the Agent. All computations of CP Costs, Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II.

PAYMENTS AND COLLECTIONS

        Section 2.1    Payments of Recourse Obligations.    Seller hereby promises to pay the following (collectively, the "Recourse Obligations"):

          (a)  all amounts due and owing under Section 1.3 or 1.4 on the dates specified therein;

          (b)  the fees set forth in the Fee Letter on the dates specified therein;

          (c)  all accrued and unpaid Yield on the Receivable Interests accruing Yield at the Alternate Base Rate or the Default Rate on each Settlement Date applicable thereto;

          (d)  all accrued and unpaid Yield on the Receivable Interests accruing Yield at the LIBO Rate on the last day of each Interest Period applicable thereto;

          (e)  all accrued and unpaid CP Costs on the Receivable Interests funded with Commercial Paper on each Settlement Date; and

          (f)    all Broken Funding Costs and Indemnified Amounts upon demand.

        Section 2.2    Collections Prior to the Facility Termination Date; Repayment of Certain Demand Advances.

        (a)  Prior to the Facility Termination Date, any Deemed Collections received by the Servicer and Blue Ridge's Portion of any Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Facility Termination Date, Seller hereby requests and Blue Ridge hereby agrees to make, simultaneously with such receipt, a reinvestment (each, a "Reinvestment") with Blue Ridge's Portion of the balance of each and every Collection received by the Servicer such that after giving effect to such Reinvestment, the Invested Amount of such Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt.

        (b)  On each Settlement Date prior to the Facility Termination Date, the Servicer shall remit to the Agent's Account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and (after deduction of its Servicing Fee) apply such amounts (if not previously paid in accordance with Section 2.1) to the Aggregate Unpaids in the order specified:

          first, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs (if any) that are then due and owing,

          second, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing,

          third, if required under Section 1.3 or 1.4, to the ratable reduction of Aggregate Invested Amount,

          fourth, for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing, and fifth, the balance, if any, to Seller or otherwise in accordance with Seller's instructions.

        (c)  If the Collections are insufficient to pay the Servicing Fee and the Aggregate Unpaids specified above on any Settlement Date, Seller shall make demand upon Edwards for repayment of any outstanding Demand Advances in an aggregate amount equal to the lesser of (i) the amount of such shortfall in Collections, and (ii) the aggregate outstanding principal balance of the Demand Advances, together with all accrued and unpaid interest thereon, and Edwards hereby agrees to pay such amount to the Agent's Account on such Settlement Date.

        Section 2.3    Repayment of Demand Advances on the Facility Termination Date; Collections

        (a)  On the Facility Termination Date, Edwards hereby agrees to repay the aggregate outstanding principal balance of all Demand Advances, together with all accrued and unpaid interest thereon, to the Agent's Account, without demand or notice of any kind, all of which are hereby expressly waived by Edwards.

        (b)  On the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on each such day. On and after the Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent (after deduction of any accrued and unpaid Servicing Fee as of such date): (i) remit to the Agent's Account the amounts set aside pursuant to the preceding two sentences, and (ii) apply such amounts to reduce the Aggregate Unpaids as follows:

          first, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

          second, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs,

          third, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

          fourth, to the ratable reduction of Aggregate Invested Amount,

          fifth, for the ratable payment of all other Aggregate Unpaids, and sixth, after the Final Payout Date, to Seller.

        Section 2.4    Payment Rescission.    No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

        Section 2.5    Clean Up Call.    In addition to Seller's rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase all, but not less than all, of the then outstanding Receivable Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds to the Agent's Account. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against Blue Ridge or the Agent.

ARTICLE III.

COMMERCIAL PAPER FUNDING

        Section 3.1    CP Costs.    Seller shall pay CP Costs with respect to the Invested Amount of all Receivable Interests funded through the issuance of Commercial Paper. Each Receivable Interest that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the Invested Amount in respect of such Receivable Interest represents in relation to all assets held by Blue Ridge and funded substantially with related Pooled Commercial Paper.

        Section 3.2    Calculation of CP Costs.    Not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, Blue Ridge shall calculate the aggregate amount of CP Costs applicable to its Receivable Interests for the Calculation Period then most recently ended in accordance with the methodology used by Agent as discussed with the Seller from time to time and shall notify Seller of such aggregate amount.

        Section 3.3    CP Costs Payments.    On each Settlement Date, Seller shall pay to the Agent (for the benefit of Blue Ridge) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Invested Amount of all Receivable Interests funded with Commercial Paper for the Calculation Period then most recently ended in accordance with Article II.

        Section 3.4    Default Rate.    From and after the occurrence of an Amortization Event described in Section 9.1(a) hereof, all Receivable Interests shall accrue Yield at the Default Rate.

ARTICLE IV.

LIQUIDITY FUNDINGS

        Section 4.1    Liquidity Fundings.    Prior to the occurrence of an Amortization Event, the outstanding Invested Amount of each Receivable Interest funded with a Liquidity Funding shall accrue Yield for each day during its Interest Period at either (i) the sum of the LIBO Rate and (A) during the occurrence and continuation of an Unmatured Amortization Event, the Applicable Rate (B) at all other times other than during the occurrence and continuation of an Amortization Event, the rate used to determine the Program Fee or (ii) the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives the required notice to the Agent of another Yield Rate in accordance with Section 4.4, the initial Yield Rate for any Receivable Interest funded with a Liquidity Funding shall be the Alternate Base Rate (unless the Default Rate is then applicable). If any undivided interest in a Receivable Interest initially funded with Commercial Paper is sold to the Liquidity Banks pursuant to the Liquidity Agreement, such undivided interest in such Receivable Interest shall be deemed to have a Interest Period commencing on the date of such sale.

        Section 4.2    Yield Payments.    On the Settlement Date for each Receivable Interest that is funded with a Liquidity Funding, Seller shall pay to the Agent (for the benefit of the Liquidity Banks) an aggregate amount equal to the accrued and unpaid Yield thereon for the entire Interest Period of each such Liquidity Funding in accordance with Article II.

        Section 4.3    Selection and Continuation of Interest Periods.

        (a)  Seller shall from time to time request Interest Periods for the Receivable Interests funded with Liquidity Fundings, provided that if at any time any Liquidity Funding is outstanding, Seller shall always request Interest Periods such that at least one Interest Period shall end on the date specified in clause (A) of the definition of Settlement Date.

        (b)  Seller upon notice to the Agent received at least three (3) Business Days prior to the end of a Interest Period (the "Terminating Tranche") for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: (i) divide any such Liquidity Funding into multiple Liquidity Fundings, (ii) combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Liquidity Funding with a new Liquidity Funding to be made by the Liquidity Banks on the day such Terminating Tranche ends; provided that (i) there shall be no more than five (5) Liquidity Fundings accruing Yield at the LIBO Rate outstanding at one time and (ii) each such Liquidity Funding accruing Yield at the LIBO Rate shall be in a minimum amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000.

        Section 4.4    Liquidity Funding Yield Rates.    Seller may select the LIBO Rate (subject to Section 4.5 below) or the Alternate Base Rate for each Liquidity Funding. Seller shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Yield Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Yield Rate, give the Agent irrevocable notice of the new Yield Rate for the Liquidity Funding associated with such Terminating Tranche. Until Seller gives notice to the Agent of another Yield Rate, the initial Yield Rate for any Receivable Interest assigned or participated to the Liquidity Banks pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

        Section 4.5    Suspension of the LIBO Rate

        (a)  If all Liquidity Banks notify the Agent that each has determined that funding its ratable share of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Seller to select the Alternate Base Rate for any Liquidity Funding accruing Yield at such LIBO Rate.

        (b)  If less than all of the Liquidity Banks give a notice to the Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of Seller, Blue Ridge or the Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or (ii) another funding entity nominated by Seller or the Agent that is an Eligible Assignee willing to participate in the Liquidity Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (i) the notifying Liquidity Bank receives payment in full of all Aggregate Unpaids owing to it (whether due or accrued), and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of the Liquidity Agreement.

        (c)  If all of the Liquidity Banks (other than Wachovia) give a notice to the Agent pursuant to Section 4.5(a), each Liquidity Bank (other than Wachovia) shall be obliged, at the request of Seller, Blue Ridge or the Agent, to assign all of its rights and obligations hereunder to (i) Wachovia or (ii) another funding entity nominated by Seller or the Agent that is an Eligible Assignee willing to participate in the Liquidity Agreement with Wachovia through the Liquidity Termination Date in the place of the notifying Liquidity Banks; provided that (i) the notifying Liquidating Banks receive payment in full of all Aggregate Unpaids owing to it (whether due or accrued) and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of the Liquidity Agreement.

        Section 4.6    Default Rate.    From and after the occurrence of an Amortization Event, all Liquidity Fundings shall accrue Yield at the Default Rate.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties of the Seller Parties.    Each Seller Party hereby represents and warrants to the Agent and Blue Ridge, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

          (a)    Existence and Power.    Such Seller Party's jurisdiction of organization is correctly set forth in the preamble to this Agreement. Such Seller Party is duly organized under the laws of that jurisdiction and no other state or jurisdiction, and such jurisdiction must maintain a public record showing the organization to have been organized. Such Seller Party is validly existing and in good standing under the laws of its state of organization. Such Seller Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

          (b)    Power and Authority; Due Authorization, Execution and Delivery.    The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller's use of the proceeds of Purchases made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

          (c)    No Conflict.    The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate of formation or operating agreement, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (d)    Governmental Authorization.    Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

          (e)    Actions, Suits.    Except as disclosed in Form 10 or any other document filed by Parent with the Securities and Exchange Commission, there are no actions, suits or proceedings pending, or to the best of such Seller Party's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

          (f)    Binding Effect.    This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (g)    Accuracy of Information.    All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or Blue Ridge for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or Blue Ridge will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, with respect to projected financial information, such Seller Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          (h)    Use of Proceeds.    No proceeds of any Purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (i)    Good Title.    Immediately prior to the Purchase hereunder of each Receivable, Seller is or will be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents.

          (j)    Transfer of Title.    This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Blue Ridge legal and equitable title to each Receivable at the time of its Purchase hereunder, free and clear of any Adverse Claim except as created by the Transactions Documents. There have been duly filed all financing statements necessary under the UCC of all appropriate jurisdictions to perfect the Agent's security interest in such Receivables so transferred.

          (k)    Places of Business and Locations of Records.    The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.3(a) has been taken and completed. Seller's Federal Employer Identification Number is correctly set forth on Exhibit III.

          (l)    Collections.    The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed in all material respects. The names, addresses and jurisdictions of organization of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

          (m)    Material Adverse Effect.    Unless disclosed in any filings made by Parent with the Securities and Exchange Commission, the initial Servicer represents and warrants that since September 30, 2000, no event has occurred that would have a Material Adverse Effect on the initial Servicer, and Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a Material Adverse Effect on Seller.

          (n)    Names.    The name in which Seller has executed this Agreement is identical to the name of Seller as indicated on the public record of its state of organization which shows Seller to have been organized. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names in connection with any Contract other than the name in which it has executed this Agreement.

          (o)    Ownership of Seller.    Parent owns, directly or indirectly, 100% of the equity interests of Seller, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

          (p)    Not a Holding Company or an Investment Company.    Such Seller Party is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

          (q)    Compliance with Law.    Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

          (r)    Compliance with Credit and Collection Policy.    Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

          (s)    Payments to Originator.    With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

          (t)    Enforceability of Contracts.    Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable in all material respects against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u)    Eligible Receivables.    Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report was an Eligible Receivable on such date.

          (v)    Purchase Limit and Maximum Receivable Interests.    Immediately after giving effect to each Incremental Purchase hereunder, the Aggregate Invested Amount is less than or equal to the Purchase Limit and the aggregate of the Receivable Interests does not exceed 100%.

          (w)    Accounting.    The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not materially jeopardize the true sale analysis.

          (x)    Government Receivables.    The total amount of Receivables included in the Net Pool Balance as Eligible Receivables constituting Receivables owing from any Obligor that is a federal, state or local governmental entity on the date of any Monthly Report does not exceed 2% of the aggregate Outstanding Balance of all Receivables.

ARTICLE VI.

CONDITIONS OF PURCHASES

        Section 6.1    Conditions Precedent to Initial Incremental Purchase.    The initial Incremental Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the date of such Purchase those documents listed on Schedule A and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

        Section 6.2    Conditions Precedent to All Purchases and Reinvestments.    Each Incremental Purchase and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Purchase: (i) the Servicer shall have delivered to the Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5 and (ii) upon the Agent's request after the occurrence of an Amortization Event, the Servicer shall have delivered to the Agent at least three (3) days prior to such Purchase an interim Monthly Report showing the amount of Eligible Receivables; (b) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (c) on each Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

          (i)    the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such Purchase Date except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

          (ii)  no event has occurred and is continuing, or would result from an Incremental Purchase, that will constitute an Unmatured Amortization Event or an Amortization Event, and no event has occurred and is continuing, or would result from a Reinvestment, that would constitute an Amortization Event; and

          (iii)  the sum of the Aggregate Invested Amount plus the aggregate CP Discount does not exceed the Purchase Limit and the aggregate Receivable Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or Blue Ridge, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the

Agent, to rescind the related purchase and direct Seller to pay to the Agent's Account, for the benefit of Blue Ridge, an amount equal to the Collections prior to the Facility Termination Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS

        Section 7.1    Affirmative Covenants of the Seller Parties.    Until the date on which the Aggregate Unpaids have been paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

          (a)    Financial Reporting.    Parent will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

            (i)    Annual Reporting.    Within 100 days after the close of each of its fiscal years, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Parent and its subsidiaries for such fiscal year certified in a manner acceptable to the Agent by independent public accountants reasonably acceptable to the Agent.

            (ii)    Quarterly Reporting.    Within 55 days after the close of the first three (3) quarterly periods of each of its fiscal years, (a) balance sheets of Parent and its subsidiaries as at the close of each such period and statements of income and retained earnings and a statement of cash flows for Parent and its subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer and (b) balance sheets of the initial Servicer as of the close of each such period and the close of the fourth quarterly period and statements of income and retained earnings and a statement of cash flows for the initial Servicer for the period from the beginning of such fiscal year to the end of such quarter all certified to by its chief financial officer.

            (iii)    Compliance Certificate.    Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

            (iv)    Shareholders Statements and Reports.    Promptly upon the furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished.

            (v)    S.E.C. Filings.    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Seller Party or any of its Affiliates files with the Securities and Exchange Commission.

            (vi)    Copies of Notices.    Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Blue Ridge, copies of the same.

            (viii)    Change in Credit and Collection Policy.    At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

            (viii)    Other Information.    Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent, for the benefit of Blue Ridge, under or as contemplated by this Agreement.

          (b)    Notices.    Such Seller Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

            (i)    Amortization Events or Unmatured Amortization Events.    The occurrence of each material Amortization Event and Unmatured Amortization Event, by a statement of an Authorized Officer of such Seller Party.

            (ii)    Judgments and Proceedings.    (A) (1) The entry of any judgment or decree against Edwards, the Servicer or any of their respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Edwards, the Servicer and their respective Subsidiaries exceeds $10,000,000 after deducting (a) the amount with respect to which the Edwards, the Servicer or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which the Edwards, the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Edwards, the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

            (iii)    Material Adverse Effect.    The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

            (iv)    Termination Date. The occurrence of the "Termination Date" under and as defined in the Receivables Sale Agreement.

            (v)    Notices under Receivables Sale Agreement.    Copies of all notices delivered under the Receivables Sale Agreement.

            (vi)    Downgrade of Parent.    Any two-level downgrade in the rating of any Indebtedness of Parent by S&P or Moody's, setting forth the Indebtedness affected and the nature of such change.

          (c)    Compliance with Laws and Preservation of Organizational Existence.    Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

          (d)    Audits.    Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request subject to any confidentiality restrictions. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Purchased Assets, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Purchased Assets or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "Review"); provided, however, that, so long as no Amortization Event has occurred and is continuing, (A) the Seller Parties, collectively shall only be responsible for the reasonable costs and expenses of one (1) Review in any one calendar year, and (B) the Agent will not request more than four (4) Reviews in any one calendar year.

          (e)    Keeping and Marking of Records and Books.

            (i)    The Servicer will (and will cause Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

            (ii)  Such Seller Party will (and will cause each Originator to): (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Agent, describing the Agent's security interest in the Purchased Assets and (B) upon the request of the Agent following the occurrence of an Amortization Event: (x) mark each Contract with a legend describing the Agent's security interest and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.

          (f)    Compliance with Contracts and Credit and Collection Policy.    Such Seller Party will (and will cause Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (g)    Performance and Enforcement of Receivables Sale Agreement.    Seller will, and will require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as Seller's assignee) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

          (h)    Ownership.    Seller will (or will cause Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims (other than Adverse Claims in favor of the Agent) including, without limitation, the filing of all financing statements necessary under the UCC of all appropriate jurisdictions to perfect Seller's interest in such Receivables, and

  (ii) establish and maintain, in favor of the Agent, a valid and perfected first priority security interest in such Receivables and, to the extent such interest can then be perfected by filing financing statements, in the Related Security, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements necessary under the UCC of all appropriate jurisdictions to perfect the Agent's security interest in such Receivables and, to the extent such interest can then be perfected by filing financing statements, in the Related Security.

          (i)    Reliance.    Seller acknowledges that the Agent and Blue Ridge are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from the Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or Blue Ridge may from time to time reasonably request, to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than Seller) and not just a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

            (A)  conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of the Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller's employees);

            (B)  compensate all employees, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of the Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and the Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and the Originator or such Affiliate, as applicable;

            (C)  clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of the Originator, Seller shall lease such office at a fair market rent;

            (D)  have a separate telephone number, which will be answered only in its name and separate stationery and checks in its own name;

            (E)  conduct all transactions with the Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and the Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

            (F)  at all times have at least three managers, at least one member of which is an Independent Manager;

            (G)  observe all organizational formalities as a distinct entity, and ensure that all organizational actions relating to (A) the selection, maintenance or replacement of the Independent Manager, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its managers (including the Independent Manager);

            (H)  maintain Seller's books and records separate from those of each Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of the Originator or any Affiliate thereof;

            (I)  prepare its financial statements separately from those of the Originator and insure that any consolidated financial statements of the Parent thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

            (J)  except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the Originator or any Affiliate thereof (other than Seller) and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

            (K)  pay all of Seller's operating expenses from Seller's own assets (except for certain payments by the Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

            (L)  operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originator thereunder for the purchase of Receivables from the Originator under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

            (M) maintain its limited liability company status in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or operating agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

            (N)  maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

            (O)  maintain its organizational separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

            (P)  maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

            (Q)  take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Sidley & Austin, as counsel for Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

          (j)    Collections.    Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect; provided, however, that such Seller Party will obtain a Collection Account Agreement with each of PNC Bank and Bank One, N.A. within 30 days from the date hereof. In the event any payments relating to the Purchased Assets are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and Blue Ridge. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

          (k)    Taxes.    Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or Blue Ridge.

          (l)    Payment to Originator.    With respect to any Receivable purchased by Seller from the Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Originator in respect of the purchase price for such Receivable.

        Section 7.2    Negative Covenants of the Seller Parties.    Until the date on which the Aggregate Unpaids have been paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

          (a)    Name Change, Offices and Records.    Such Seller Party will not change its name, identity or structure (within the meaning of any applicable enactment of the UCC), relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the Agent's security interest, for the benefit of the Secured Parties, in the Receivables, Related Security and Collections, or change any office where Records are kept unless it shall have: (i) given the Agent at least forty-five (45) days' prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

          (b)    Change in Payment Instructions to Obligors.    Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an

  executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

          (c)    Modifications to Contracts and Credit and Collection Policy.    Such Seller Party will not, and will not permit the Originator to, make any change to the Credit and Collection Policy that could affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables in such a way as to cause a Material Adverse Effect. Except as provided in Section 8.2(d), the Servicer will not, and will not permit the Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy that could affect the collectibility of the Receivables in such a way as to cause a Material Adverse Effect.

          (d)    Sales, Liens.    Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein), and Seller will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or the Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

          (e)    Use of Proceeds.    Seller will not use the proceeds of the Purchases for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes to the extent permitted thereunder and under the Receivables Sale Agreement, (ii) making Demand Advances to Edwards at any time prior to the Facility Termination Date while it is acting as Servicer and no Amortization Event or Unmatured Amortization Event exists and is continuing, (iii) paying its ordinary and necessary operating expenses when and as due, and (iv) making Restricted Junior Payments to the extent permitted under this Agreement.

          (f)    Termination Date Determination.    Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement) excluding clause (iv) of such definition, or send any written notice to the Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 9.1(g) hereof.

          (g)    Restricted Junior Payments.    Seller will not make any Restricted Junior Payment if after giving effect thereto, Seller's Net Worth (as defined in the Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the Receivables Sale Agreement).

          (h)    Seller Indebtedness.    Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

          (i)    Prohibition on Additional Negative Pledges.    No Seller Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and no Seller Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

        Section 8.1    Designation of Servicer.

        (a)  The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. Edwards is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may at any time upon seven (7) days prior written notice to Edwards designate as Servicer any Person to succeed Edwards or any successor Servicer.

        (b)  Without the prior written consent of the Agent and the Required Liquidity Banks, Edwards shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, and (ii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Edwards. If at any time the Agent shall designate as Servicer any Person other than Edwards, all duties and responsibilities theretofore delegated by Edwards to Seller may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Edwards and to Seller.

        (c)  Notwithstanding the foregoing subsection (b): (i) Edwards shall be and remain primarily liable to the Agent and Blue Ridge for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and Blue Ridge shall be entitled to deal exclusively with Edwards in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and Blue Ridge shall not be required to give notice, demand or other communication to any Person other than Edwards in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Edwards, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

        Section 8.2    Duties of Servicer.

        (a)  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

        (b)  The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

        (c)  The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and Blue Ridge their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent after and during the continuation of an Amortization Event, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for Blue Ridge on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

        (d)  The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or Blue Ridge under this Agreement. Notwithstanding anything to the contrary contained herein, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

        (e)  The Servicer shall hold in trust for Seller and the Agent and Blue Ridge all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent following the replacement of the Servicer pursuant hereto, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the Agent or Blue Ridge, furnish to Blue Ridge (promptly after any such request) a calculation of the amounts set aside for Blue Ridge pursuant to Article II.

        (f)    Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

        Section 8.3    Collection Notices.    The Agent is authorized at any time after the earlier of (i) the replacement o the Servicer pursuant to Section 8.1 (a) hereof or (ii) after the occurrence of an Amortization Event to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of Blue Ridge, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled (i) at any time after delivery of the Collection Notices, to endorse Seller's name on checks and other instruments representing Collections, (ii) at any time after the earlier of (i) the replacement of the Servicer or (ii) the occurrence of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (iii) at any time after the earlier of (i) the replacement of the Servicer or (ii) the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

        Section 8.4    Responsibilities of Seller.    Anything herein to the contrary notwithstanding, the exercise by the Agent, on behalf of Blue Ridge, of the Agent's rights hereunder shall not release the Servicer, the Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Agent and Blue Ridge shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller or the Originator thereunder.

        Section 8.5    Monthly Reports.    The Servicer shall prepare and forward to the Agent (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein and (ii) at such times as the Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

        Section 8.6    Servicing Fee.    As compensation for the Servicer's servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.

ARTICLE IX.

AMORTIZATION EVENTS

        Section 9.1    Amortization Events.    The occurrence of any one or more of the following events shall constitute an Amortization Event:

          (a)  Any Seller Party shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of principal, such failure continues for five (5) consecutive days.

          (b)  Any representation, warranty, certification or statement made by any Seller Party in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been incorrect when made or deemed made.

          (c)  Any Seller Party shall fail to perform or observe any covenant contained in Section 7.2 or 8.5 when due.

          (d)  Any Seller Party shall fail to perform or observe any other covenant or agreement under any Transaction Documents and such failure shall continue for thirty (30) consecutive days after (i) the date such failure shall first become known to any Authorized Officer of any Seller Party or (ii) written notice thereof has been given to any Seller Party by the Agent.

          (e)  Failure of Seller to pay any Indebtedness (other than the Aggregate Unpaids) when due or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

          (f)    Servicer or any of its Subsidiaries other than Seller shall fail to pay any principal of, interest on or premium with respect to any Indebtedness of Servicer or such Subsidiary outstanding under one or more instruments or agreements when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and (A) such Indebtedness shall be in an aggregate principal amount not less than $10,000,000 and such failure shall continue beyond the greater of 15 days and the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or (B) such Indebtedness shall be in an aggregate principal amount not less than $20,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist with respect to any Indebtedness of the Servicer or such Subsidiary outstanding under one or more instruments or agreements if the effect of such event of condition is (or will after the lapse of any grace period be) to cause, or to permit the holder or holders of such Indebtedness (or any trustee or agent on their behalf) to cause, such Indebtedness to become due, or to require such Indebtedness to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof and (A) such Indebtedness shall be in aggregate principal amount not less than $10,000,000 and such failure shall continue beyond the greater 15 days and the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or (B) such Indebtedness shall be in an aggregate principal amount not less than $20,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness.

          (g)  An Event of Bankruptcy shall occur with respect to any Seller Party or any of their respective Subsidiaries.

          (h)  As at the end of any Calculation Period:

            (i)    the three-month rolling average Delinquency Ratio shall exceed 5.55%,

            (ii)  the three-month rolling average Default Trigger Ratio shall exceed 9.6%, or

            (iii)  the three-month rolling average Dilution Ratio shall exceed 3.50%.

          (i)    A Change of Control shall occur and such Change of Control shall have a material negative impact on the collectibility of the Receivables.

          (j)    (i) One or more final judgments for the payment of money in an aggregate amount of $10,750 or more shall be entered against Seller or (ii) one or more final judgments for the payment of money and (iii) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 10 consecutive days, in the case of judgment or order rendered or entered by a court located in the United States, its territories and Puerto Rico, or 30 consecutive days, in the case of any other court, during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect, and (iv) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (g), shall exceed $20,000,000.

          (k)  This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of Blue Ridge shall cease to have a valid and perfected first priority security interest in the Purchased Assets.

          (l)    On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Aggregate Unpaids in accordance with this Agreement, the sum of the Aggregate Invested Amount plus the aggregate CP Discount shall exceed the Purchase Limit.

          (m)  The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Purchased Assets and such lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Purchased Assets.

          (n)  Any Plan of Servicer or any of its ERISA Affiliates:

            (i)    shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

            (ii)  is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan; or

            (iii)  shall require Servicer or any of its ERISA Affiliates to provide security under applicable law, the terms of such Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

            (iv)  results in a liability to Servicer or any of its ERISA Affiliates under applicable law, the terms of such Plan, or Title IV ERISA,

  and there shall result from any such failure, waiver, termination or other event a liability to the PBGC or a Plan that would have a Material Adverse Effect.

          (o)  Any event shall occur which (i) materially and adversely impairs the ability of the Originator to originate Receivables of a credit quality that is at least equal to the credit quality of the Receivables sold or contributed to Seller on the date of this Agreement or (ii) has, or could be reasonably expected to have, a Material Adverse Effect.

          (p)  (i) The Net Pool Balance shall at any time be less than an amount equal to the sum of (A) the Aggregate Invested Amount plus (B) the Required Reserve after giving effect to the turnover of Collections by the Servicer on the next Settlement Date and the application thereof to the Aggregate Unpaids in accordance with this Agreement or (ii) the Aggregate Invested Amount shall at any time exceed the Purchase Limit.

        Section 9.2    Remedies.    Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Liquidity Banks shall, take any of the following actions: (i) replace the Person then acting as Servicer (ii) declare the Facility Termination Date to have occurred, whereupon Reinvestments shall immediately terminate and the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any Seller Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) deliver the Collection Notices to the Collection Banks, (iv) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (v) notify Obligors of the Agent's security interest in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and Blue Ridge otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

        Section 10.1    Indemnities by the Seller Parties.    Without limiting any other rights that the Agent or Blue Ridge may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent, Blue Ridge, each of the Liquidity Banks and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or another Indemnified Party) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Blue Ridge or any of its Liquidity Banks of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

          (a)  Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

          (b)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

          (c)  taxes imposed by the jurisdiction in which such Indemnified Party's principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by Blue Ridge of Receivables as a loan or loans by Blue Ridge to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of Blue Ridge to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Agent and Blue Ridge for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

          (i)    any representation or warranty made by any Seller Party or the Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

          (ii)  the failure by Seller, the Servicer or the Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

          (iii)  any failure of Seller, the Servicer or the Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

          (iv)  any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

          (v)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or financial inability of Obligor to pay) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

          (vi)  the commingling of Collections of Receivables at any time with other funds;

          (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase, the Purchased Assets or any other investigation, litigation or proceeding relating to Seller, the Servicer or the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby except to the extent any such investigation, litigation or proceeding relates to a matter involving an Indemnified Party for which neither Originator nor any of its Affiliates is at fault, as finally determined by a court of competent jurisdiction;

          (viii)  any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

          (ix)  any Amortization Event of the type described in Section 9.1(g);

          (x)  any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any of the Purchased Assets from the Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the Originator under the Receivables Sale Agreement in consideration of the transfer by the Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

          (xi)  any failure to vest and maintain vested in the Agent for the benefit of Blue Ridge, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Purchased Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);

          (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, and the proceeds thereof, whether at the time of any Purchase or at any subsequent time;

          (xiii)  any action or omission by any Seller Party which reduces or impairs the rights of the Agent or Blue Ridge with respect to any Purchased Assets or the value of any Purchased Assets to the extent Agent or Blue Ridge has not previously been compensated therefor by a Deemed Collection;

          (xiv) any Person claiming through Buyer voids any Purchase or the Agent's security interest in the Purchased Assets under statutory provisions or common law or equitable action; and

          (xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

        Section 10.2    Increased Cost and Reduced Return.    If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

        Section 10.3    Other Costs and Expenses.    Seller shall pay to the Agent and Blue Ridge on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Blue Ridge's auditors auditing the books, records and procedures of Seller (subject to limits in Section 7.1(d) hereof), reasonable fees of legal counsel for Blue Ridge and the Agent with respect thereto and with respect to advising Blue Ridge and the Agent as to their respective rights and remedies under this Agreement. Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and Blue Ridge, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE AGENT

        Section 11.1    Authorization and Action.    Blue Ridge, on behalf of itself and its assigns, hereby designates and appoints Wachovia to act as its agent under the Liquidity Agreement, this Agreement and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Liquidity Agreement, this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents. The provisions of Article 6 of the Liquidity Agreement are hereby incorporated by this reference with the same force and effect as if fully set forth herein, and shall govern the relationship between the Agent, on the one hand, and Blue Ridge, on the other.

ARTICLE XII.

ASSIGNMENTS AND PARTICIPATIONS

        Section 12.1    Assignments and Participations by Blue Ridge.    Each of the parties hereto, on behalf of its successors and assigns, hereby agrees and consents to the complete or partial sale by Blue Ridge of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks pursuant to the Liquidity Agreement, regardless of whether such sale constitutes an assignment or the sale of a participation in such rights and obligations.

        Section 12.2    Prohibition on Assignments by Seller Parties.    No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Agent and each of Blue Ridge and without satisfying the Rating Agency Condition.

ARTICLE XIII.

MISCELLANEOUS

        Section 13.1    Waivers and Amendments.

        (a)  No failure or delay on the part of the Agent or Blue Ridge in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

        (b)  No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). Blue Ridge, Seller and the Agent, at the direction of the Required Liquidity Banks, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

          (i)    without the consent of Blue Ridge and each affected Liquidity Bank, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of Blue Ridge, (D) change the Invested Amount of any Receivable Interest, (E) amend, modify or waive any provision of the definition of Required Liquidity Banks or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of "Eligible Receivable," "Loss Reserve," "Dilution Reserve," "Yield Reserve," "Servicing Reserve," "Servicing Fee Rate," "Required Reserve" or "Required Reserve Factor Floor"or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

          (ii)  without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition.

        Section 13.2    Notices.    Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, when received at the address specified in this Section 13.2. Seller hereby authorizes the Agent to effect Purchases and Interest Period and Yield Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

        Section 13.3    Protection of Agent's Security Interest.

        (a)  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Agent's security interest in the Purchased Assets, or to enable the Agent or Blue Ridge to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of Blue Ridge under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at the Agent's request, withhold the identities of the Agent and Blue Ridge in any such notification.

        (b)  If any Seller Party fails to perform any of its obligations hereunder, the Agent or Blue Ridge may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or Blue Ridge's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of Blue Ridge in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent's security interest in the Purchased Assets, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable. From and after July 1, 2001: (A) each of the Seller Parties hereby authorizes the Agent to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of such Seller Party, in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Agent hereunder, (B) each of the Seller Parties acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and (C) each of the Seller Parties approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of Seller or the Agent.

        Section 13.4    Confidentiality.

        (a)  Each of the Seller Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Blue Ridge and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and its officers and employees may disclose such information to such Seller Party's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

        (b)  Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Liquidity Banks or Blue Ridge by each other, (ii) by the Agent or Blue Ridge to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Wachovia acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, Blue Ridge and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

        (c)  Blue Ridge, Wachovia and each Liquidity Bank shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Seller and the Originator and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may disclose such information to such Seller Party's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

        Section 13.5    Bankruptcy Petition.    Seller, the Servicer, the Agent and each Liquidity Bank hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

        Section 13.6    Limitation of Liability.    Except with respect to any claim arising out of the willful misconduct or gross negligence of Blue Ridge, the Agent or any Liquidity Bank, no claim may be made by any Seller Party or any other Person against Blue Ridge, the Agent or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        Section 13.7    CHOICE OF LAW.    THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF SELLER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        Section 13.8    CONSENT TO JURISDICTION.    EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

        Section 13.9    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

        Section 13.10    Integration; Binding Effect; Survival of Terms.

        (a)  This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

        (b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 13.4 and 13.5 shall be continuing and shall survive any termination of this Agreement.

        (c)  Each of the Seller Parties, Blue Ridge and the Agent hereby acknowledges and agrees that the Liquidity Banks are hereby made express third party beneficiaries of this Agreement and each of the other Transaction Documents.

        Section 13.11    Counterparts; Severability; Section References.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

        Section 13.12    Characterization.

        (a)  It is the intention of the parties hereto that each Purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which Purchase shall provide the Blue Ridge with the full benefits of ownership of the applicable Receivable Interest. Except as specifically provided in this Agreement, each sale of a Receivable Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to Blue Ridge and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by Blue Ridge or the Agent or any assignee thereof of any obligation of Seller or the Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or the Originator.

        (b)  In addition to any ownership interest which the Agent or Blue Ridge may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of Blue Ridge a valid and perfected security interest in all of Seller's right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, on behalf of Blue Ridge, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

‹signature pages follow›

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

EDWARDS LIFESCIENCES FINANCING LLC
By: Name: Title:
	Address:	One Edwards Way M/S 27X Irvine, California 92614 Attention: Dan Gallagher Telephone: (949) 250-2250 Facsimile: (949) 250-2248
EDWARDS LIFESCIENCES LLC
By: Name: Title:
	Address:	One Edwards Way M/S 27X Irvine, California 92614 Attention: Dan Gallagher Telephone: (949) 250-2250 Facsimile: (949) 250-2248
[Edwards Signature Page to RPA]

BLUE RIDGE ASSET FUNDING CORPORATION
BY: WACHOVIA BANK, N.A., ITS ATTORNEY-IN-FACT
By: Name: Title:
	Address:	Blue Ridge Asset Funding Corporation 100 North Main Street Winston-Salem, North Carolina 27150 Attention: John Dillon Telephone: (336) 732-2690 Facsimile: (336) 732-5021
with a copy to:

Blue Ridge Asset Funding Corporation
c/o AMACAR Group, LLC
6525 Morrison Blvd., Suite 318
Charlotte, North Carolina 28211
Attention: Douglas K. Johnson
Telephone: (704) 365-0569
Facsimile: (704) 365-1362
WACHOVIA BANK, N.A., as a Liquidity Bank and as Agent
By: Name: Title:
	Address:	Wachovia Bank, NA 191 Peachtree Street, 26th Floor GA-403 Atlanta, Georgia 30303 Attention: Elizabeth Wagner Telephone: (404) 332-1398 Facsimile: (404) 332-5152
[Wachovia/Blue Ridge Signature Page to RPA]

EXHIBIT I

DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Adjusted Dilution Ratio" means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

        "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" has the meaning set forth in the preamble to this Agreement.

        "Agent's Account" means account #8735-098787 at Wachovia Bank, N.A., ABA #053100494.

        "Aggregate Invested Amount" means, on any date of determination, the aggregate Invested Amount of all Receivable Interests outstanding on such date.

        "Aggregate Reduction" has the meaning specified in Section 1.3.

        "Aggregate Unpaids" means, at any time, an amount equal to the sum of (i) the Aggregate Invested Amount, plus (ii) all Recourse Obligations (whether due or accrued) at such time.

        "Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

        "Alternate Base Rate" means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

        "Amortization Date" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Seller Party, (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iv) the date which is 30 Business Days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

        "Amortization Event" has the meaning specified in Article IX.

        "Applicable Rate" has the meaning ascribed to such term as of the Closing Date in the Parent Credit Agreement with respect to a Eurocurrency Borrowing (as such term is defined in the Parent Credit Agreement).

        "Authorized Officer" means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

        "Blue Ridge" has the meaning set forth in the preamble to this Agreement.

        "Blue Ridge's Portion" means, on any date of determination, the sum of the percentages represented by the Receivable Interests.

        "Broken Funding Costs" means for any Receivable Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by Blue Ridge to the Liquidity Banks under the Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Interest Periods or the Interest Periods for Commercial Paper determined by the Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (y) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated. All Broken Funding Costs shall be due and payable hereunder upon demand.

        "Business Day" means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, Los Angeles, California and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

        "Calculation Period" means a calendar month.

        "Change of Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Edwards, or (b) Parent or any Subsidiary of Parent ceases to own, directly or indirectly 100% of the membership interests of Seller.

        "Collection Account" means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

        "Collection Account Agreement" means an agreement substantially in the form of Exhibit VI among the Originator, Servicer, Seller, the Agent and a Collection Bank or in a form otherwise agreed to by the Agent.

        "Collection Bank" means, at any time, any of the banks holding one or more Collection Accounts.

        "Collection Notice" means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

        "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

        "Commercial Paper" means promissory notes of Blue Ridge issued by Blue Ridge in the commercial paper market.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

        "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

        "CP Costs" means, for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any investment of Blue Ridge pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Purchase, the principal associated with any such Purchase shall, during such period, be deemed to be funded by Blue Ridge in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

        "Credit and Collection Policy" means Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

        "Cut-Off Date" means the last day of a Calculation Period.

        "Days Sales Outstanding" means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

        "Deemed Collections" means Collections deemed received by Seller under Section 1.4(a).

        "Default Horizon Ratio" means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originator during the five Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

        "Default Rate" means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

        "Default Ratio" means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originator during the Calculation Period occurring six months prior to the Calculation Period ending on such Cut-Off Date.

        "Default Trigger Ratio" means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables that were Defaulted Receivables on such Cut-Off Date, by (y) the total Outstanding Balance of Receivables on such Cut-Off Date.

        "Defaulted Receivable" means a Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.

        "Delinquency Ratio" means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

        "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.

        "Demand Advance" means any advance made by Seller to Edwards at any time while it is acting as the Servicer, which advance (a) is payable upon demand, (b) is not evidenced by an instrument, chattel paper or a certificated security, (c) bears interest at a market rate determined by Seller and the Servicer from time to time, (d) is not subordinated to any other Indebtedness or obligation of the Servicer, and (e) may not be offset by Edwards against amounts due and owing from Seller to it under its Subordinated Note; provided, however, that no Demand Advance may be made after the Facility Termination Date or on any date prior to the Facility Termination Date on which an Amortization Event or an Unmatured Amortization Event exists and is continuing.

        "Dilution" means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

        "Dilution Horizon Ratio" means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the sum of (a) the aggregate sales generated by the Originator during the most recent Settlement Period ending on such Cut-Off Date and (b) one half of the aggregate sales generated by the Originator during the proceeding Settlement Period, by (ii) the Net Pool Balance as of such Cut-Off Date.

        "Dilution Ratio" means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances due to Dilutions during the previous Settlement Periods ending on such Cut-Off Date, by (ii) the aggregate sales generated by the Originator during the Settlement Period prior to the Settlement Period ending on such Cut-Off Date.

        "Dilution Reserve" means, for any Calculation Period, the product (expressed as a percentage) of:

          (a)  the sum of (i) two (2) times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

          (b)  the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

        "Dilution Volatility Component" means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

        "Downgraded Liquidity Bank" means a Liquidity Bank which has been the subject of a Downgrading Event.

        "Downgrading Event" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody's.

        "Edwards" is defined in the introductory paragraph hereto.

        "Eligible Assignee" means a commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company's) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody's.

        "Eligible Receivable" means, at any time, a Receivable:

          (i)    the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; and (b) is not an Affiliate of any of the parties hereto;

          (ii)  the Obligor of which is not the Obligor of any Defaulted Receivable,

          (iii)  which is not a Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

          (iv)  which by its terms is due and payable within 30 days of the original billing date therefor,

          (v)  which is an "account" or "chattel paper" within the meaning of Section 9-106 and Section 9-105, respectively, of the UCC of all applicable jurisdictions,

          (vi)  which is denominated and payable only in United States dollars in the United States,

          (vii) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

          (viii)  which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale, pledge or assignment of the rights and duties of the Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of Blue Ridge to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

          (ix)  which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the Originator,

          (x)  which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

          (xi)  which satisfies all applicable requirements of the Credit and Collection Policy,

          (xii) which was generated in the ordinary course of the Originator's business,

          (xiii)  which arises solely from the sale of goods or the provision of services to the related Obligor by the Originator, and not by any other Person (in whole or in part),

          (xiv) which is not subject to any dispute, counterclaim, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the Originator or any other Adverse Claim, and the Obligor thereon holds no right as against the Originator to cause the Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of the Obligor which has any accounts payable by the Originator or by a wholly-owned Subsidiary of the Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset,

          (xv) as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

          (xvi) as to which each of the representations and warranties contained in Sections 5.1(g), (i), (j), (r), (s), (t) and (u) is true and correct,

          (xvii)  all right, title and interest to and in which has been validly transferred by the Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim,

          (xviii)  the original term of which has not been extended and the Outstanding Balance of which has not been adjusted more than once,

          (xix) the Obligor of which is a federal, state or local governmental agency provided that such Receivables shall not exceed 3% of the aggregate Outstanding Balance of all Receivables.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Originator Edwards within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

        "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

          (a)  a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

          (b)  such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

        "Facility Account" means Seller's account no. 10-73998 at BankOne NA Chicago, IL, ABA#071000013, Account name: Edwards Lifesciences Financing LLC.

        "Facility Termination Date" means the earliest to occur of (i) the Liquidity Termination Date, (ii) the Amortization Date, (iii) the date on which the Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement and (iv) five years after the date hereof.

        "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

        "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

        "Fee Letter" means that certain letter agreement dated as of December 21, 2000 among Seller, Edwards and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

        "Final Payout Date" means the date on which all Aggregate Unpaids have been paid in full and the Purchase Limit has been reduced to zero.

        "Finance Charges" means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

        "Form 10" means the Amended Form 10 filed by Parent with the Securities and Exchange Commission on March 15, 2000.

        "Funding Agreement" means (i) this Agreement, (ii) the Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of Blue Ridge.

        "Funding Source" means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Blue Ridge.

        "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

        "Incremental Purchase" means a purchase of one or more Receivable Interests which increases the total outstanding Aggregate Invested Amount hereunder.

        "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

        "Indemnified Amounts" has the meaning specified in Section 10.1.

        "Indemnified Party" has the meaning specified in Section 10.1.

        "Independent Manager" shall mean a manager or member of any other applicable governing body of Seller who is not at such time, and has not been at any time during the preceding five (5) years: (A) a director, officer, employee or affiliate of the Originator or any of its Subsidiaries or Affiliates (other than Seller), or (B) the beneficial owner (at the time of such individual's appointment as an Independent Manager or at any time thereafter while serving as an Independent Manager) of any of the outstanding equity interests of Seller, the Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

        "Interest Period" means, with respect to any Receivable Interest funded through a Liquidity Funding:

          (a)  if Yield for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month; or

          (b)  if Yield for such Receivable Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided that no such period shall exceed one month.

If any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of any Interest Period which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on the Facility Termination Date. The duration of each Interest Period which commences after the Facility Termination Date shall be of such duration as selected by the Agent.

        "Invested Amount" of any Receivable Interest means, at any time, (A) the Purchase Price of such Receivable Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; provided that such Invested Amount shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

        "LIBO Rate" means, for any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the Invested Amount offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address "US0001M <Index> Q <Go>" effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m.(New York time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the Invested Amount, divided by one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period. The LIBO Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.

        "Liquidity Agreement" means that certain Liquidity Asset Purchase Agreement dated as of December 21, 2000, by and among Blue Ridge, the Agent and the banks from time to time party thereto, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.

        "Liquidity Bank" means each bank from time to time party to the Liquidity Agreement (other than the Agent acting in its capacity as the Agent thereunder).

        "Liquidity Commitment" means, as to each Liquidity Bank, its commitment under the Liquidity Agreement. The Liquidity Commitments, in the aggregate, shall equal 102% of the Purchase Limit hereunder.

        "Liquidity Funding" means a purchase by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, a Receivable Interest.

        "Liquidity Termination Date" means the earlier to occur of the following:

          (a)  the date on which the Liquidity Banks' Liquidity Commitments expire, cease to be available to Blue Ridge or otherwise cease to be in full force and effect.

          (b)  the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, and either (i) the Downgraded Liquidity Bank shall not have been replaced by an Eligible Assignee pursuant to the Liquidity Agreement or (ii) the Liquidity Commitment of such Downgraded Liquidity Bank shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper.

        "Lock-Box" means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

        "Loss Reserve" means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

        "Material Adverse Effect" means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, (ii) the ability of any Seller Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent's security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

        "Monthly Report" means a report, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

        "Monthly Reporting Date" means the 20th day of each month after the date of this Agreement (or if any such day is not a Business Day, the next succeeding Business Day thereafter).

        "Moody's" means Moody's Investors Service, Inc.

        "Net Pool Balance" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor.

        "Obligor" means a Person obligated to make payments pursuant to a Contract.

        "Obligor Concentration Limit" means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody's Rating	Allowable % of Eligible Receivables
A-1+	P-1	10%
A-1	P-1	8%
A-2	P-2	6%
A-3	P-3	3%
Below A-3 or Not Rated by either S&P or Moody's	Below P-3 or Not Rated by either S&P or Moody's	2%

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (c) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (a)(i) of the definition of "Required Reserve," upon Seller's request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a "Special Concentration Limit"), it being understood that any Special Concentration Limit specified in the Fee Letter may be cancelled by the Agent upon not less than five (5) Business Days' written notice to the Seller Parties to the extent either S&P or Moody's issues a negative outlook or downgrades or withdraws any rating of any Obligor subject to a Special Concentration Limit.

        "Originator" means Edwards Lifesciences LLC in its capacity as the seller under the Receivables Sale Agreement.

        "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

        "Parent" means Edwards Lifesciences Corporation, a Delaware corporation.

        "Parent Credit Agreement" means that certain 364-Day Credit Agreement dated as of March 30, 2000 among the Parent, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Bank One, N.A., as Syndication Agent and Credit Suisse First Boston, as Documentation Agent without giving effect to any amendment, supplement or restatement relating to the definition of Applicable Rate therein without the consent of the Agent.

        "Participant" has the meaning set forth in Section 12.2.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Originator sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

        "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Edwards or any of its ERISA Affiliates sponsors or maintains or to which Edwards or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

        "Pooled Commercial Paper" means Commercial Paper notes of Blue Ridge subject to any particular pooling arrangement by Blue Ridge, but excluding Commercial Paper issued by Blue Ridge for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Blue Ridge.

        "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        "Program Fee" has the meaning set forth in the Fee Letter.

        "Proposed Reduction Date" has the meaning set forth in Section 1.3.

        "Purchase" means an Incremental Purchase or a Reinvestment.

        "Purchase Date" means each Business Day on which a Purchase is made hereunder.

        "Purchase Limit" means $40,000,000.

        "Purchase Notice" has the meaning set forth in Section 1.2.

        "Purchase Price" means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Pool Balance (less the Required Reserve) on the applicable purchase date over the aggregate outstanding amount of Aggregate Invested Amount determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

        "Purchased Assets" means all of Seller's right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security, the Collections and all proceeds of the foregoing.

        "Rating Agency Condition" means that Blue Ridge has received written notice from S&P and Moody's that an amendment, a change or a waiver will not result in a withdrawal or downgrade of the then current ratings on Blue Ridge's Commercial Paper.

        "Receivable" means all indebtedness and other obligations owed to Seller or the Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or in which Seller or the Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

        "Receivable Interest" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

PTI + RR NPB

  where:

  PTI = the sum of the Invested Amount of such Receivable Interest and the aggregate CP Discount.

  NPB = the Net Pool Balance.

  RR = the Required Reserve.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Facility Termination Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.

        "Receivables Sale Agreement" means that certain Receivables Sale Agreement, dated as of December 21, 2000, among the Originator and Seller, as the same may be amended, restated or otherwise modified from time to time.

        "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

        "Recourse Obligations" has the meaning set forth in Section 2.1.

        "Reduction Notice" has the meaning set forth in Section 1.3.

        "Regulatory Change" has the meaning set forth in Section 10.2(a).

        "Reinvestment" has the meaning set forth in Section 2.2.

        "Related Security" means, with respect to any Receivable, all of Seller's right, title and interest in, to and under:

          (i)    the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

          (ii)  all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

          (iii)  all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

          (iv)  all service contracts and other contracts and agreements associated with such Receivable,

          (v)  all Records related to such Receivable,

          (vi)  the Receivables Sale Agreement in respect of such Receivable,

          (vii) the Demand Advances, and

          (viii)  all proceeds of any of the foregoing.

        "Required Liquidity Banks" means, at any time, Liquidity Banks with Liquidity Commitments in excess of 50% of the aggregate amount of all Liquidity Commitments.

        "Required Notice Period" means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

AGGREGATE REDUCTION	REQUIRED NOTICE PERIOD
less than 25% of the Purchase Limit	2 Business Days
greater than 25% but less than 50% of the Purchase Limit	5 Business Days
greater 50% of the Purchase Limit	10 Business Days

        "Required Reserve" means, on any day during a Calculation Period, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

        "Required Reserve Factor Floor" means, for any Calculation Period, the sum (expressed as a percentage) of (a) 12.5% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

        "Restricted Junior Payment" means (i) any distribution, direct or indirect, on account of any membership interest of Seller now or hereafter outstanding, except a distribution payable solely in membership interests of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any membership interests of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interest of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed or management fees paid to the Independent Manager).

        "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

        "Secured Parties" means the Indemnified Parties.

        "Seller" has the meaning set forth in the preamble to this Agreement.

        "Seller Parties" has the meaning set forth in the preamble to this Agreement.

        "Servicer" means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

        "Servicing Fee" means, for each day in a Calculation Period:

          (a)  an amount equal to (i) the Servicing Fee Rate (or, at any time while Edwards or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Seller and the Servicer on an arms' length basis based on then prevailing market terms for similar services), times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or

          (b)  on and after the Servicer's reasonable request made at any time when Edwards or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer's reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.

        "Servicing Fee Rate" means 1.0% per annum.

        "Servicing Reserve" means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

        "Settlement Date" means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Interest Period in respect of each Receivable Interests funded through a Liquidity Funding.

        "Settlement Period" means (A) in respect of each Receivable Interest funded through the issuance of Commercial Paper, the immediately preceding Calculation Period, and (B) in respect of each Receivable Interest funded through a Liquidity Funding, the entire Interest Period of such Liquidity Funding.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        "Tax Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "Terminating Tranche" has the meaning set forth in Section 4.3(b).

        "Transaction Documents" means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

        "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

        "Unmatured Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

        "Wachovia" means Wachovia Bank, N.A. in its individual capacity and its successors.

        "Yield" means for each Interest Period relating to a Receivable Interest funded through a Liquidity Funding, an amount equal to the product of the applicable Yield Rate for such Receivable Interest multiplied by the Invested Amount of such Receivable Interest for each day elapsed during such Interest Period, annualized on a 360 day basis.

        "Yield Rate" means, with respect to each Receivable Interest funded through a Liquidity Funding, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

        "Yield Reserve" means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

        All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

FORM OF PURCHASE NOTICE

EDWARDS LIFESCIENCES FINANCING LLC

PURCHASE NOTICE
dated                        , 20
for Purchase on                        , 20

Wachovia Bank, N.A., as Agent
191 Peachtree Street, N.E., GA-423
Atlanta, Georgia 30303

Attention: Elizabeth R. Wagner, Fax No. (404) 332-5152

Ladies and Gentlemen:

        Reference is made to the Receivables Purchase Agreement dated as of December 21, 2000 (as amended, supplemented or otherwise modified from time to time, the "Receivables Purchase Agreement") among Edwards Lifesciences Financing LLC (the "Seller"), Edwards Lifesciences LLC, as initial Servicer, Blue Ridge Asset Funding Corporation, and Wachovia Bank N.A., as Agent. Capitalized terms defined in the Receivables Purchase Agreement are used herein with the same meanings.

        1.    The [Servicer, on behalf of the] Seller hereby certifies, represents and warrants to the Agent and Blue Ridge that on and as of the Purchase Date (as hereinafter defined):

          (a)  all applicable conditions precedent set forth in Article VI of the Receivables Purchase Agreement have been satisfied;

          (b)  each of its representations and warranties contained in Section 5.1 of the Receivables Purchase Agreement will be true and correct, in all material respects, as if made on and as of the Purchase Date;

          (c)  no event will have occurred and is continuing, or would result from the requested Purchase, that constitutes an Amortization Event or Unmatured Amortization Event;

          (d)  the Facility Termination Date has not occurred; and

          (e)  after giving effect to the Purchase requested below, the Aggregate Invested Amount will not exceed the Purchase Limit and the aggregate Receivable Interests will not exceed 100%.

        2.    The [Servicer, on behalf of the] Seller hereby requests that Blue Ridge make a Purchase on                        , 20    (the "Purchase Date") as follows:

          (a)  Purchase Price: $

          (b)  If the Purchase is funded with a Liquidity Funding, [Servicer on behalf of the] Seller requests that the Invested Amount (which will initially accrue Yield at the Alternate Base Rate) begin to accrued Yield at a LIBO Rate for a Interest Period of            months on the third Business Day after the Purchase Date).

        3.    Please disburse the proceeds of the Purchase as follows:

        [Apply $            to payment of Aggregate Unpaids due on the Purchase Date]. [Wire transfer $            to account no.            at                        Bank, in [city, state], ABA No.                        , Reference:             ].

II-1

        IN WITNESS WHEREOF, the [Servicer, on behalf of the] Seller has caused this Purchase Request to be executed and delivered as of this            day of                        ,             .

[ , as Servicer, on behalf of:] ., as Seller
By: Name: Title:

II-2

EXHIBIT III

PLACES OF BUSINESS OF THE SELLER PARTIES; LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

EDWARDS LIFESCIENCES LLC
Place of Business:	One Edwards Way Irvine CA 92614
FEIN:	36-4345053
EDWARDS LIFESCIENCES FINANCING LLC
Place of Business:	One Edwards Way Irvine CA 92614
FEIN:	33-0939634
LOCATION OF RECORDS
One Edwards Way M/S 27X Irvine, CA 92614

III-1

EXHIBIT IV

NAMES OF COLLECTION BANKS; LOCK-BOXES & COLLECTION ACCOUNTS

LOCK-BOX	RELATED COLLECTION ACCOUNT
PO Box 730430	Name of Current Account Holder:	CVG Lockbox Deposits
Dallas, TX	Account Number:	55-59960
75373	Collection Bank Name:	Bank One Banc One Capital Markets Inc.
Apr-96	ABA Number:	071 000 013
	Contact Person:	Mr. Tony Matthews, Senior Vice President
	Contact Telephone:	(213) 683-4957
	Contact Fax:	(213) 683-4999 777 S. Figueroa Street, 4th Floor Los Angeles, CA 90017-5800
	Contact Person:	Carolyn Cardenas
	Contact Telephone:	(312) 732-1685
	Contact Fax:	(312) 732-4514
PO Box 33040	Name of Current Account Holder:	CVG Lockbox Deposits
Newark, NJ	Account Number:	55-59960
07118	Collection Bank Name:	Bank One Banc One Capital Markets Inc.
Apr-96	ABA Number:	071 000 013
	Contact Person:	Mr. Tony Matthews, Senior Vice President 777 S. Figueroa Street, 4th Floor Los Angeles, CA 90017-5800
	Contact Telephone:	(213) 683-4957
	Contact Fax:	(213) 683-4999
	Contact Person:	Carolyn Cardenas
	Contact Telephone:	(312) 732-1685
	Contact Fax:	(312) 732-4514
Dept 50467	Name of Current Account Holder:	CVG Lockbox Deposits
Los Angeles, CA	Account Number:	4159266048
90088	Collection Bank Name:	Wells Fargo Bank
Jul-96	ABA Number:	121 000 248 MAC E2818-163
	Contact Person:	Richard Gayego 707 Wilshire Blvd., 16th Floor Los Angeles, CA 90017
	Contact Telephone:	(213) 614-3134
	Contact Fax:	(213) 614-3056
	Contact Person:	Mr. Paul Stimpfl, Senior Vice President
	Contact Telephone:	(213) 614-2202
	Contact Fax:	(213) 614-5242

IV-1

Merchant Card	Name of Current Account Holder:	CVG Lockbox
Deposits	Account Number:	2432341
Jun-93	Collection Bank Name:	PNC Bank Two PNC Plaza #620 Liberty Avenue Pittsburgh, PA 15265
	ABA Number:	043 000 096
	Contact Person:	Sally Hunter
	Contact Telephone:	(412) 762-8818
	Contact Fax:	(412) 762-6264
	Contact Person:	Mr. Andrew Girty
	Contact Telephone:	(412) 768-5958
	Contact Fax:	(412) 762-6264
EDI Deposits	Name of Current Account Holder:	CVG EDI Deposits
	Account Number:	52-29464
Apr-96	Collection Bank Name:	Bank One Banc One Capital Markets Inc. 777 S. Figueroa Street, 4th Floor Los Angeles, CA 90017-5800
	ABA Number:	071 000 013
	Contact Person	Mr. Tony Matthews, Senior Vice President
	Contact Telephone	(213) 683-4957
	Contact Fax:	(213) 683-4999
	Contact Person:	Carolyn Cardenas
	Contact Telephone:	(312) 732-1685
	Contact Fax:	(312) 732-4514

IV-2

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To: Wachovia Bank, N.A., as Agent

        This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of December 21, 2000 among Edwards Lifesciences Financing LLC (the "Seller"), Edwards Lifesciences LLC (the "Servicer"), Blue Ridge Asset Funding Corporation and Wachovia Bank, N.A., as agent (the "Agreement").

  THE UNDERSIGNED HEREBY CERTIFIES THAT:

        1.    I am the duly elected                        of Seller.

        2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

        3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Unmatured Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

        4.    Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

        [5.    Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:                        ]

        The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of                        , 20    .

EDWARDS LIFESCIENCES FINANCING LLC
By: Name: Title:

V-1

SCHEDULE I TO COMPLIANCE CERTIFICATE

        A.    Schedule of Compliance as of                        ,            with Section    of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

        This schedule relates to the month ended:

EXHIBIT VI

FORM OF COLLECTION ACCOUNT AGREEMENT

COLLECTION ACCOUNT AGREEMENT

            , 2000

[Collection Bank Name]
[Collection Bank Address]

Attn:
Fax No. (    )

        Re: [Name of current Lock-Box owner]/[Seller's Name]

Ladies and Gentlemen:

        Reference is hereby made to each of the [departmental] post office boxes listed on Schedule 1 hereto (each, a "Lock-Box") of which [Collection Bank Name], a                        banking association (hereinafter "you"), has exclusive control for the purpose of receiving mail and processing payments therefrom pursuant to the [Lock-Box Service Agreement] dated                        , originally by and between Edwards Lifesciences LLC (the "Company") and you (the "Service Agreement").

        1.    You hereby confirm your agreement to perform the services described therein. Among the services you have agreed to perform therein, is to endorse all checks and other evidences of payment received in each of the Lock-Boxes, and credit such payments to account no.                        (the "Lock-Box Account").

        2.    The Company hereby informs you that it has transferred to its affiliate, [                        , LLC], a                         [corporation] (the "Seller") all of the Company's right, title and interest in and to the items from time to time received in the Lock-Boxes and/or deposited in the Lock-Box Account, but that the Company has agreed to continue to service the receivables giving rise to such items. Accordingly, the Company and Seller hereby request that the name of the Lock-Box Account be changed to "Edwards Lifesciences Financing LLC" Seller hereby further advises you that it has pledged the receivables giving rise to such items to Wachovia Bank, N.A., as agent for various parties (in such capacity, the "Agent") and has granted a security interest to the Agent in all of Seller's right, title and interest in and to the Lock-Box Account and the funds therein.

        3.    Each of the Company and Seller hereby irrevocably instructs you, and you hereby agree, that upon receiving notice from the Agent in the form attached hereto as Annex A:

          (i)    the name of the Lock-Box Account will be changed to "Wachovia Bank, N.A., as Agent" (or any designee of the Agent), and the Agent will have exclusive ownership of and access to the Lock-Boxes and the Lock-Box Account, and none of the Company, Seller, nor any of their respective affiliates will have any control of the Lock-Boxes or the Lock-Box Account or any access thereto, (ii) you will either continue to send the funds from the Lock-Boxes to the

  Lock-Box Account, or will redirect the funds as the Agent may otherwise request, (iii) you will transfer monies on deposit in the Lock-Box Account to the following account:

Bank Name:	Wachovia Bank, N.A.
Location:	Winston-Salem, SC
ABA Routing No.:	ABA # 053100494
Credit Account No.:	For credit to Blue Ridge Asset Funding
Account #8735-098787.
Reference: Blue Ridge/Edwards Lifesciences Financing LLC
Attention: John Dillon, tel. (336) 732-2690

or to such other account as the Agent may specify, (iv) all services to be performed by you under the Service Agreement will be performed on behalf of the Agent, and (v) all correspondence or other mail which you have agreed to send to the Company or Seller will be sent to the Agent at the following address:

Wachovia Bank, N.A., as Agent
191 Peachtree Street
Mail Stop GA-423
Atlanta, GA 30303
Attn: Elizabeth K. Wagner, Asset-Backed Finance
FAX: (404) 332- 5152

Moreover, upon such notice, the Agent will have all rights and remedies given to the Company (and Seller, as the Company's assignee) under the Service Agreement. The Company agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

        4.    You hereby acknowledge that monies deposited in the Lock-Box Account or any other account established with you by the Agent for the purpose of receiving funds from the Lock-Boxes are subject to the liens of the Agent, and will not be subject to deduction, set-off, banker's lien or any other right you or any other party may have against the Company or Seller except that you may debit the Lock-Box Account for any items deposited therein that are returned or otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses.

        5.    You will be liable only for direct damages in the event you fail to exercise ordinary care. You shall be deemed to have exercised ordinary care if your action or failure to act is in conformity with general banking usages or is otherwise a commercially reasonable practice of the banking industry. You shall not be liable for any special, indirect or consequential damages, even if you have been advised of the possibility of these damages.

        6.    The parties acknowledge that you may assign or transfer your rights and obligations hereunder solely to a wholly-owned subsidiary of [insert name of Collection Bank's holding company].

        7.    Seller agrees to indemnify you for, and hold you harmless from, all claims, damages, losses, liabilities and expenses, including legal fees and expenses, resulting from or with respect to this letter agreement and the administration and maintenance of the Lock-Box Account and the services provided hereunder, including, without limitation: (a) any action taken, or not taken, by you in regard thereto in accordance with the terms of this letter agreement, (b) the breach of any representation or warranty made by Seller pursuant to this letter agreement, (c) any item, including, without limitation, any automated clearinghouse transaction, which is returned for any reason, and (d) any failure of Seller to pay any invoice or charge to you for services in respect to this letter agreement and the Lock-Box

Account or any amount owing to you from Seller with respect thereto or to the service provided hereunder.

        8.    THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF                        , WHICH STATE SHALL BE YOUR "LOCATION" FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE FROM AND AFTER JULY 1, 2001. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

        9.    This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument so providing. In the event that any provision in this letter agreement is in conflict with, or is inconsistent with, any provision of the Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

        Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,
[NAME OF CURRENT LOCK-BOX OWNER]
By: Name: Title:
[SELLER NAME]
By: Name: Title:

        Acknowledged and agreed to as of the date first above written:

[COLLECTION BANK]
By: Name: Title:
WACHOVIA BANK, N.A., as Agent
By: Name: Title:

ANNEX A
FORM OF NOTICE

[On letterhead of the Agent]

[Date]

[Collection Bank Name]
[Collection Bank Address]

Attn:
Fax No. (    )

        Re: [Name of current Lock-Box owner]/Edwards Lifesciences Financing LLC

Ladies and Gentlemen:

        We hereby notify you that we are exercising our rights pursuant to that certain letter agreement dated                        , 2000 (the "Letter Agreement") among [Name of current Lock-Box Owner], Edwards Lifesciences Financing LLC, you and us, to have the name of, and to have exclusive ownership and control of, account no.                        identified in the Letter Agreement (the "Lock-Box Account") maintained with you, transferred to us. The Lock-Box Account will henceforth be a zero-balance account, and funds deposited in the Lock-Box Account should be sent at the end of each day to the account specified in Section 3(i) of the Letter Agreement, or as otherwise directed by the undersigned. You have further agreed to perform all other services you are performing under the "Service Agreement" (as defined in the Letter Agreement) on our behalf.

        We appreciate your cooperation in this matter.

Very truly yours,
WACHOVIA BANK, N.A., as Agent
By:	Title:

SCHEDULE 1

LOCK-BOX POST OFFICE ADDRESS

EXHIBIT VII

CREDIT AND COLLECTION POLICY

SEE EXHIBIT V TO RECEIVABLES SALE AGREEMENT

VII-1

EXHIBIT VIII

FORM OF MONTHLY REPORT

VIII-1

SCHEDULE A

DOCUMENTS TO BE DELIVERED TO THE AGENT

ON OR PRIOR TO THE INITIAL PURCHASE

        1.    Executed copies of the Receivables Purchase Agreement, duly executed by the parties thereto.

        2.    Copy of the Resolutions of the Board of Directors or Member, as the case may be, of each Seller Party certified by its Secretary authorizing such Person's execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

        3.    Certificate of Formation of each Seller Party and certified by the Secretary of State of Delaware on or within thirty (30) days prior to the initial Purchase.

        4.    Good Standing Certificate for each Seller Party issued by the Secretaries of State of Delaware.

        5.    A certificate of the Secretary of each Seller Party certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder and (ii) a copy of such Person's Operating Agreement.

        6.    Pre-filing state and federal tax lien, judgment lien and UCC lien searches against each Seller Party from the following jurisdictions:

          a.    Seller: California, Delaware

          b.    Servicer: California, Delaware

        7.    Time stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by this Agreement.

        8.    Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by Seller.

        9.    Executed copies of Collection Account Agreements for each Lock-Box and Collection Account.

        10.  A favorable opinion of legal counsel for the Seller Parties reasonably acceptable to the Agent which addresses the following matters and such other matters as the Agent may reasonably request:

          (a)  Each of the Seller Parties and is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of California and Delaware.

          (b)  Each of the Seller Parties has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such entity's business.

          (c)  The execution and delivery by each of the Seller Parties of the Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary organizational action and proceedings on the part of such entity and will not:

            (i)    require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

            (ii)  contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or articles of organization or of any agreement, judgment, injunction, order, decree or other instrument binding upon such entity; or

            (iii)  result in the creation or imposition of any Adverse Claim on assets of such entity or any of its Subsidiaries (except as contemplated by the Transaction Documents).

          (d)  Each of the Transaction Documents to which each of the Seller Parties is a party has been duly executed and delivered by such entity and constitutes the legally valid, and binding obligation of such entity enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

          (e)  The provisions of the Receivables Purchase Agreement are effective to create valid security interests in favor of the Agent, for the benefit of the Secured Parties, in all of Seller's right, title and interest in and to the Receivables and Related Security described therein which constitute "accounts," "chattel paper" or "general intangibles" (each as defined in the UCC) (collectively, the "Opinion Collateral"), as security for the payment of the Aggregate Unpaids.

          (f)    Each of the UCC-1 Financing Statements naming Seller as debtor, and Agent, as secured party, to be filed in the [describe filing offices], is in appropriate form for filing therein. Upon filing of such UCC-1 Financing Statements in such filing offices and payment of the required filing fees, the security interest in favor of the Agent, for the benefit of the Secured Parties, in the Opinion Collateral will be perfected.

          (g)  Based solely on our review of the [describe UCC Search Reports], and assuming (i) the filing of the Financing Statements and payment of the required filing fees in accordance with paragraph (f) and (ii) the absence of any intervening filings between the date and time of the Search Reports and the date and time of the filing of the Financing Statements, the security interest of the Agent in the Opinion Collateral is prior to any security interest granted in the Opinion Collateral by Seller, the priority of which is determined solely by the filing of a financing statement in the [describe filing offices].

          (h)  Neither of the Seller Parties is a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        11.  A Compliance Certificate.

        12.  The Fee Letter.

        13.  A Monthly Report as at November 30, 2000.

        14.  Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement.

        15.  If applicable, a direction letter executed by each of the Seller Parties authorizing the Agent and Blue Ridge, and directing warehousemen to allow the Agent and Blue Ridge to inspect and make copies from such Seller Party's books and records maintained at off-site data processing or storage facilities.

        16.  The Liquidity Agreement, duly executed by each of the parties thereto.

        17.  If applicable, for each Liquidity Bank that is not incorporated under the laws of the United States of America, or a state thereof, two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Liquidity Bank is entitled to receive payments under the Agreement without deduction or withholding of any United States federal income taxes.

QuickLinks

  Exhibit 10.38
TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
RECEIVABLES PURCHASE AGREEMENT
ARTICLE I. PURCHASE ARRANGEMENTS
ARTICLE II. PAYMENTS AND COLLECTIONS
ARTICLE III. COMMERCIAL PAPER FUNDING
ARTICLE IV. LIQUIDITY FUNDINGS
ARTICLE V. REPRESENTATIONS AND WARRANTIES
ARTICLE VI. CONDITIONS OF PURCHASES
ARTICLE VII. COVENANTS
ARTICLE VIII. ADMINISTRATION AND COLLECTION
ARTICLE IX. AMORTIZATION EVENTS
ARTICLE X. INDEMNIFICATION
ARTICLE XI. THE AGENT
ARTICLE XII. ASSIGNMENTS AND PARTICIPATIONS
ARTICLE XIII. MISCELLANEOUS
DEFINITIONS
FORM OF PURCHASE NOTICE
PLACES OF BUSINESS OF THE SELLER PARTIES; LOCATIONS OF RECORDS; FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)
NAMES OF COLLECTION BANKS; LOCK-BOXES & COLLECTION ACCOUNTS
FORM OF COMPLIANCE CERTIFICATE
SCHEDULE I TO COMPLIANCE CERTIFICATE
FORM OF COLLECTION ACCOUNT AGREEMENT
ANNEX A FORM OF NOTICE
SCHEDULE 1
CREDIT AND COLLECTION POLICY
FORM OF MONTHLY REPORT
SCHEDULE A DOCUMENTS TO BE DELIVERED TO THE AGENT ON OR PRIOR TO THE INITIAL PURCHASE